Linda Illumination Inc. Comparable Companies

Company	Exchange	Business Description	Primary Industry	Market Cap
Foshan Electrical & Lighting Co. Ltd. (SZSE:200541)	SZSE	Foshan Electrical & Lighting Co., Ltd. engages in the manufacture and sale of lighting products in the People's Republic of China. Its products include incandescent lamps, tungsten-halogen lamps, compact fluorescent lamps, fluorescent lamps, high intensity discharge lamps, automotive and motorcycle lamps, LED lamps and electronic ballasts, and lighting fixtures. The company also offers automobile lamps, automobile lamps, auxiliary lamps, and bicycle/electric vehicle lamps. In addition, it provides electronic ballasts, electronic transformers, and electronic triggers; electric light source products and accessories, installation, and related engineering and consulting services; household appliances and accessories; photoelectric source products, light source equipment, and illumination engineering services. The company's products are used in homes, offices, shops, roads, docks, and stadiums. Foshan Electrical & Lighting Co., Ltd. was founded in 1958 and is based in Foshan City, the People's Republic of China.	Electrical Components and Equipment	2,457.91
Energy Focus, Inc. (NasdaqCM:EFOI)	NasdaqCM	Energy Focus, Inc. engages in the design, development, manufacture, marketing, and installation of energy-efficient lighting systems principally for commercial/industrial lighting and pool lighting markets. Its products include metal halide and light-emitting diode (LED) fiber optic lighting systems, LED MR-16/par halogen track replacement fixtures, LED cold storage globe lamps, LED lamps and fixtures, LED dock lights, high-intensity discharge high bay fixtures, fluorescent fixtures, LED landscape fixtures, and LED parking garage lamps and fixtures. The company's products also comprise customized components, such as underwater lenses, color-changing LED lighting fixtures, and lighted water features, including waterfalls and laminar-flow water fountains. It markets its products through direct sales employees, independent sales representatives, and various distributors to commercial, residential, retail, grocery, military, museum, and pool and spa markets worldwide. The company was formerly known as Fiberstars, Inc. and changed its name to Energy Focus, Inc. in May 2007. Energy Focus, Inc. was founded in 1985 and is based in Solon, Ohio.	Electrical Components and Equipment	26.13
Nexxus Lighting, Inc. (NasdaqCM:NEXS)	NasdaqCM	Nexxus Lighting, Inc. engages in the design, manufacture, marketing, and sale of light emitting diode (LED) and fiber optic lighting products primarily in the United States. Its LED products include replacement lamps, flood lights, and linear strips, as well as LED-based signage, channel letter, and contour lighting products, which are sold under the Array, Savi, eLUM, LiveLED, and HYPERION brands. The company's fiber optic products comprise fixtures, cable, and light sources sold under the Nexxus brand. The company offers its general LED lighting products for use in signage, lighting strips, pool and spa, architectural lighting, and entertainment markets; commercial/architectural LED lighting products for use in commercial/architectural lighting and entertainment applications; and white light LED light bulbs for use in retail, commercial, hospitality, institutional, long duty cycle, and hard to reach locations. It offers its fiber optic cables for use in indoor and outdoor architectural accents, and signs and displays; fiber optic light sources for pool and spa, residential, commercial, display case lighting, interior theme lighting, and signage applications; and waterfalls for pool and spa applications. Nexxus Lighting, Inc. markets and distributes its products primarily through multiple networks of independent sales representatives and distributors. The company was formerly known as Super Vision International, Inc. and changed its name to Nexxus Lighting, Inc. in April 2007. Nexxus Lighting, Inc. was founded in 1991 and is headquartered in Charlotte, North Carolina.	Electrical Components and Equipment	42.89
Vu1 Corporation. (OTCBB:VUOC)	OTCBB	Vu1 Corporation focuses on developing, manufacturing, and selling a line of mercury free, energy efficient light bulbs based on its proprietary light-emitting Electron Stimulated Luminescence technology. It involves in developing the R30 size bulb, which is primarily used in the lighting fixtures that are recessed in the ceiling of commercial and residential buildings. The company was formerly known as Telegen Corporation and changed its name to Vu1 Corporation in May 2008. Vu1 Corporation was founded in 1990 and is headquartered in Seattle, Washington.	Electrical Components and Equipment	72.37
Lighting Science Group Corporation (OTCBB:LSCG)	OTCBB	Lighting Science Group Corporation engages in the research, design, development, manufacture, and marketing of various lighting devices and systems that use light emitting diodes (LED) as the light source primarily in the United States and the Netherlands. The company's product line consists of LED luminaires or fixtures, including PROLIFIC Series Roadway Luminaire used in street lighting applications; the Pyramid Low Bay, Flat Low Bay, and BAYLUME luminaires used in parking garages and other area lighting; and The ShoeBox and WallPack LED luminaires for area and pathway and security lighting, as well as a range of LED retrofit lamps or bulbs. It also provides the SYMETRIE line of LED luminaires; and a range of LED-based spot, accent, recessed, pendant, and track lighting products for retail display applications. In addition, the company offers architectural and architainment LED lighting devices, including the Color Tile, FLEXILUME, XTREMETUBE, High Power Linear, DOTZ, COOLGRID, and Flat RGB luminaires; and white light and RGB LED modules under the ATLAS and TITAN trademarks, as well as provides customized LED lighting systems or solutions. It primarily offers its products to public and private infrastructure, retail and hospitality, commercial and industrial, and architectural and architainment markets. The company sells its products through direct sales, as well as through alliances with channel partners, such as original equipment manufacturers, lighting designers, electrical and lighting distributors, and energy service companies.	Electrical Components and Equipment	70.39
China Super Power Saving Holding Limited (ENXTPA:MLCSP)	ENXTPA	China Super Power Saving Holding Limited develops electrical energy-saving products and solutions to commercial, institutional, and industrial organizations in China. It provides electrode less magnetic discharge lamps, as well as street lamp, fluorescent lamps, central air conditioner, injection molding machine, common type, oil field pump, and elevator energy saving devices. The company serves municipal government street lighting systems, hotels, hospitals, factories, large business, residential compounds, and shopping malls. It markets its products through distributors in China. The company, formerly known as Shenzhen Xindeqin Technology Development Limited, was founded in 1999 and is based in Hong Kong, Hong Kong with a manufacturing plant in Shenzhen, China. It also has an additional office in Paris, France.	Electrical Components and Equipment	21.13